Exhibit 99.1

      NAPCO Security Systems, Inc. Announces First Quarter Sales
                     and Record Q1 Profitability

                   Net Income Up 17% Over Last Year


    AMITYVILLE, N.Y.--(BUSINESS WIRE)--Nov. 6, 2006--NAPCO Security Systems, Inc., (Nasdaq: NSSC), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its first quarter ended
September 30, 2006.

    Net sales for the first quarter ended September 30, 2006 remained relatively constant at $14 million. The net income for the quarter increased 17% to $952,000 or $0.05 per fully diluted share, compared to net income of $815,000, or $0.04 per share, for the same year ago period.

    Results for the quarter were paced by sales increases in the Company's Alarm Lock electronic locking devices and Continental Instruments access control products. Gross Margins rose to 40% in the current quarter as compared to 36% in the same quarter a year ago as a result of a more favorable product mix, better overhead absorption and a decrease in the inventory reserve of approximately $150,000. R&D expenditures, always a strong Company focus, were $1.3 million in the quarter, a 13% increase over last year. Selling, general and administrative expenses rose 3% primarily from costs associated with the Company's initial audit of internal controls as required by the Sarbanes-Oxley Act of 2002 ("SOX"). The Company received an unqualified opinion.

    NEW PRODUCTS

    Of the many new products coming out of NAPCO's R&D efforts, several are particularly exciting and were introduced at the International Security Conference and Show held two weeks ago in New York City:

    NAPCO's Freedom 64(TM), a patented, fully integrated alarm system features 6 to 64 zones of protection in wireless and hardwire configurations, voice prompts and LCD readout for the user interface, all of which are simply operated by using the homeowner's door lock key. This easy to use alarm system dramatically reduces a user's learning curve and virtually eliminates accidental alarms. The NAPCO Freedom 64(TM) is highly anticipated by the security marketplace and was very well received at the show.

    NAPCO's VIP Gateway Internet video surveillance system allows homeowners or businesses to view live video or stored video "clips" of activities in their homes or businesses from a computer or internet ready cell phone anywhere in the world. Security companies will find this system simple to install due to NAPCO's patent pending technology and the system will provide dealers with a new source of recurring monthly service revenue.

    Alarm Lock's DL1200 and DL1300 series of Narrow "Stile" push button and prox card reading electronic door locks for installation on all types of aluminum and glass store front doors. These new locks greatly expand the Trilogy(R) line of door locks, which are considered the leading line of electronic locks in the field.

    Continental Instruments released the new CardAccess(R) 3000 access control software 2.5, which adds advanced large scale capabilities including the support of over 32,000 doors, Threat Level Management, Email Pager Notification, and Multi Country/Location Holiday use as well as Visitor Management and Time & Attendance Accounting. In addition, this new software will provide easier integration to the NAPCO line of intrusion panels and will facilitate software license options and database and software updates.

    Richard Soloway, Chairman and President, stated, "Over the years, the first quarter has historically been our softest. While I expect the sales to improve throughout the balance of fiscal 2007, I was happy with a gross margin of 40% on a sales level of $14 million, which helped us achieve our highest level of first quarter profitability.

    "We are very confident," Mr. Soloway concluded, "that we have a wide and stable security platform in place with our NAPCO, Alarm Lock and Continental product lines, distribution networks and manufacturing operations. In addition, our expectations for the NAPCO Freedom(TM) and ADT Safewatch(R) product lines remain strong. NAPCO's future is bright and our financial strength assures us that we will have the resources to take advantage of those particular opportunities that will enhance our growth prospects and increase shareholder values. While inventory levels have continued to increase primarily due to the many new products we have recently introduced as well as the level loading of the production in our factory in the Dominican Republic, we continue to believe that the fruits of our R&D efforts and subsequent investments we have made, will pay off in the near term and inventory levels will subsequently be reduced."

    NAPCO's balance sheet remains strong with working capital amounting to approximately $42 million and a current ratio of 4.5 to
1. EBITDA* (Earnings before interest, taxes, depreciation and amortization) for the first quarter amounted to approximately $1.8 million, an 18% increase from a year ago.

    About NAPCO Security Systems, Inc.

    NAPCO Security Systems, Inc. is one of the world's leading manufacturers of technologically advanced -electronic security equipment including intrusion and fire alarm systems, access control systems and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control products. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $30 billion.

    For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

    This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

    * For the three months ended September 30, 2006, EBITDA has been calculated by adding depreciation and amortization ($278,000), interest expense ($90,000) and provision for income taxes ($528,000) to net income ($952,000).

            NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------
                             (unaudited)
           (in thousands, except share and per share data)

                                               Three Months Ended
                                                 September 30,
                                          ----------------------------

                                             2006            2005
                                          ------------    ------------

Net Sales                                 $    14,029     $    14,180
Cost of Sales                                   8,470           9,055
                                          ------------    ------------

  Gross Profit                                  5,559           5,125
Selling, General and Administrative
 Expenses                                       3,998           3,873
                                          ------------    ------------

  Operating income                              1,561           1,252
                                          ------------    ------------

Interest Expense, net                              90              38
Other Expense, net                                  4               4
                                          ------------    ------------

  Other expense                                    94              42
                                          ------------    ------------

  Income before minority interest and
   provision for income taxes                   1,467           1,210

Minority interest in net loss of
 subsidiary, net                                   13              61
                                          ------------    ------------

  Income before provision for income
   taxes                                        1,480           1,271

Provision for income taxes                        528             456
                                          ------------    ------------

  Net income                              $       952     $       815
                                          ============    ============

Net income per share*
  Basic                                   $      0.05     $      0.04
  Diluted                                 $      0.05     $      0.04

Weighted average number of shares
 outstanding*

  Basic                                    19,951,298      19,552,415
  Diluted                                  20,807,264      20,569,529

* The 3:2 stock split declared in November 2005 and the 3:2 stock split declared in May 2006 have been retroactively reflected in all 2005 share and per share data.


            NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
           (in thousands, except share and per share data)

                                ASSETS
----------------------------------------------------------------------


                                     September 30,         June 30,
                                    2006 (unaudited)        2006
                                    ----------------    --------------
Current Assets:
  Cash and cash equivalents         $         1,066     $       2,738
  Accounts receivable, less
   allowance for doubtful accounts           23,818            25,153
  Inventories, net                           26,813            22,666
  Prepaid expenses and other
   current assets                               874               755
  Deferred income taxes                       1,581             1,531
                                    ----------------    --------------

       Total current assets                  54,152            52,843

Property, Plant and Equipment, net            8,978             9,038
Goodwill                                      9,686             9,686
Other assets                                    275               155
                                    ----------------    --------------

       Total Assets                 $        73,091     $      71,722
                                    ================    ==============

                 LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------

Current Liabilities:
  Accounts payable                  $         5,998     $       6,060
  Accrued expenses                            1,368             1,372
  Accrued salaries and wages                  2,399             2,586
  Accrued income taxes                        2,380             1,877
                                    ----------------    --------------

       Total current liabilities             12,145            11,895

Long-term debt                                4,700             4,700
Accrued income taxes                          2,243             2,243
Deferred income taxes                         1,961             1,887
Minority interest in subsidiary                 147               147
                                    ----------------    --------------

       Total Liabilities                     21,196            20,872
                                    ----------------    --------------

Stockholders' Equity:
  Common stock, par value $.01 per
   share; 40,000,000 shares
   authorized, 19,955,313 and
   19,950,453 shares issued and
   outstanding, respectively                    200               200
  Additional paid-in-capital                 12,661            12,568
  Retained earnings                          39,034            38,082
                                    ----------------    --------------

       Total stockholders' equity            51,895            50,850
                                    ----------------    --------------

       Total Liabilities and
        Stockholders' Equity        $        73,091     $      71,722
                                    ================    ==============



    CONTACT: NAPCO Security Systems, Inc.
             Richard L. Soloway, CEO
             Kevin S. Buchel, Senior VP
             631-842-9400 ext. 120
             or
             Wolfe Axelrod Weinberger Assoc. LLC
             Stephen D. Axelrod, CFA, 212-370-4500
             Fax: 212-370-4505
             steve@wolfeaxelrod.com